EXHIBIT 95.1
Mine Safety Disclosure
The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act") and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the "Mine Act").
Whenever the Federal Mine Safety and Health Administration ("MSHA") believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.
The table below sets forth for the three months ended September 30, 2016 for each sand mine of Pioneer Natural Resources Company or its subsidiaries (the "Company"), (i) the total number of citations for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA; (ii) the total number of orders issued under section 104(b) of the Mine Act; (iii) the total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act; (iv) the total number of flagrant violations under section 110(b)(2) of the Mine Act; (v) the total number of imminent danger orders issued under section 107(a) of the Mine Act; (vi) the total dollar value of proposed assessments from MSHA; (vii) the total number of mining-related fatalities; (viii) whether or not the mine has received any notices from MSHA of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act; (ix) whether or not the mine has received any notices from MSHA regarding the potential to have a pattern of violations as referenced in (viii) above; and (x) the total number of pending legal actions before the Federal Mine Safety and Health Review Commission (the "Commission") (as of September 30, 2016) involving such mine, as well as the aggregate number of legal actions instituted and the aggregate number of legal actions resolved during the reporting period. The MSHA citations, orders and assessments are those initially issued or proposed by MSHA. They do not reflect any subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.

Mine/MSHA Identification Number(1)	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of Proposed Assessments	Mining Related Fatalities	Received Notice of Pattern of Violations under Section 104(e) (yes/no)	Received Notice of Potential to have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Riverside Operation / 0404263	—	—	—	—	—	$—	—	No	No	—	—	—
Colorado Springs Operation / 0503295	—	—	—	—	—	$—	—	No	No	—	—	—
Millwood Operation / 3301355	3	—	—	—	1	$727	—	No	No	—	—	—
Voca Pit and Plant / 4101003	3	—	—	—	—	$355	—	No	No	—	—	—
Brady Plant / 4101371	5	—	—	—	—	$560	—	No	No	—	—	—
Voca West / 4103618	2	—	—	—	—	$361	—	No	No	—	—	—
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(1)
The definition of mine under section three of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities.